Exhibit 5.01


                                                     September 9, 1999





SCANA Corporation
1426 Main Street
Columbia, SC  29218

Gentlemen:

         SCANA Corporation (the "Company") will file with the Securities and Exchange Commission a Registration Statement on Form S-3 for the registration under the Securities Act of 1933, as amended, of a proposed public offering of up to 3,000,000 shares of the Company's Common Stock, without par value (the "Stock"), through operation of the SCANA Investor Plus Plan.

         I am familiar with the preparation of the aforesaid Registration Statement and the Prospectus forming a part thereof and am familiar with the proceedings of the Company in connection with the proposed issuance and sale of the Stock. I have also made such further investigation as I have deemed pertinent and necessary as a basis for this opinion.

         Based on the foregoing, I hereby advise you that it is my opinion, upon
(a) the aforesaid Registration Statement, as it may be amended, becoming effective; (b) the due execution, registration and countersignature of the certificates for the Stock; and (c) the delivery of the Stock to the purchasers thereof against receipt of the purchase price therefor, the Stock will have been duly authorized and legally and validly issued and will be fully paid and non-assessable.

         I hereby consent to the use of this opinion in connection with the aforesaid Registration Statement and I also consent to the making of the statements with reference to me under the heading "Legal Matters" in the aforesaid Prospectus.

                                 Very truly yours,



                                  s/H. Thomas Arthur, II
                                  H.Thomas Arthur, II
                                  Senior Vice President and General Counsel